Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-205583) and the related Prospectus and in the Registration Statement (Form S-8 No. 333-197218) pertaining to the Amended and Restated 2014 Omnibus Long-Term Incentive Plan of The Michaels Companies, Inc., of our reports dated March 17, 2016, with respect to the consolidated financial statements of The Michaels Companies, Inc., and the effectiveness of internal control over financial reporting of The Michaels Companies, Inc. included in this Annual Report (Form 10-K) for the year ended January 30, 2016.

/s/ Ernst & Young LLP

Dallas, TX

March 17, 2016